EX-99.H.18

ISE ETF 50 Index

Issue 1.0

Issue date: May 6, 2013

Produced by:

International Securities Exchange, LLC

60 Broad Street, New York NY 10004

www.ise.com

The information contained in this document is current as of the publication date, and is subject to change without notice. The ISE will not accept responsibility for damages, direct or indirect, caused by any error or omission in this document.

The ISE globe logo and International Securities Exchange® are trademarks of the

International Securities Exchange, LLC. ISE ETF Composite™ Index is a trademark of the International Securities Exchange, LLC

© 2013 International Securities Exchange, LLC. All Rights Reserved.

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Table of Contents

Chapter 1. Introduction	4

Chapter 2. Index Description	5

Chapter 3. Index Construction	6
3.1. Base Date and Value	6
3.2. Component Eligibility Requirements	6
3.3. Dividend Treatment	7
3.4. Index Equations	7
3.5. Initial Component Selection	9

Chapter 4. Index Maintenance	11
4.1. Divisor Changes	11
4.2. Details of Share Changes	11
4.3. Scheduled component changes and review	12
4.4. Unscheduled component changes	12
4.5. Unscheduled component weight adjustments	13

Chapter 5. Index Calculation and Dissemination	14
5.1. Price Calculation	14
5.2. Calculation Frequency and Dissemination	14
5.3. Input Data	14
5.4. Data Correction	15

Appendices	16
Appendix A. Appendix A. Document Change History	17

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Chapter 1. Introduction

This document summarizes the methodology and rules used to construct, calculate, and maintain the ISE ETF 50™ Index.

The ISE ETF 50™ Index provides a benchmark for investors interested in tracking ETFs issued in the US.

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Chapter 2. Index Description

The ISE ETF 50™ Index has been created to provide investors with a product allowing them to track US ETFs.

The Index uses an equal weighted allocation across the constituents. Index components are reviewed quarterly for eligibility, and the weights are re-set according to that distribution.

Funds may not apply, and may not be nominated, for inclusion in the Index. Funds are added or removed by the ISE based on the methodology described herein. Whenever possible, ISE will publicly announce changes to the index on its website at least five trading days in advance of the actual change.

The Index is calculated and maintained by Structured Solutions based on a methodology developed by the International Securities Exchange.

The ISE ETF 50™ Index is calculated on a price and total return basis. The price Index is calculated in real-time and disseminated via market data vendors every day the U.S. equity markets are open. Sets of end of day values are freely available on ISE’s website, www.ise.com.

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Chapter 3. Index Construction

This chapter outlines and defines the key steps in constructing and calculating the index, including: eligibility requirements, formulas, initial component selection, and special adjustments.

3.1.	Base Date and Value

The ISE ETF 50™ Index has the following base dates and values:

Index	Base date	Base value

ISE ETF 50™ Index	12/21/2007	100

3.2.	Component Eligibility Requirements

All of the following requirements must be met in order for a security to be eligible for inclusion:

1.	The component security must be an Exchange Traded Fund listed in the US.

2.	The component security must not be an Exchange Traded Note.

3.	The component security must not be levered or inverse.

4.	The component security must have over $100 million in assets.

5.	The component security must have over $1 million trailing average daily value traded over the last 3 months.

6.	The component security must not itself track the ISE ETF 50 index.

The ISE will, in most cases, use the quantitative ranking and screening system described herein. However, subjective screening based on fundamental analysis or other factors may be used, if in the opinion of the ISE certain components should be included or excluded from the index.

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3.3.	Dividend Treatment

The price indexes do not take normal dividend payments into account. Dividends are accounted for by reinvesting them on a daily basis. ISE ETF 50™ Index uses the ex-dividend date to determine the total daily dividends for each day. Special dividends require an index divisor adjustment (as described in Chapter 4) to prevent such distributions from distorting the price index.

3.4.	Index Equations

The price indexes are calculated using the following basic equations:

or

where:

I(t) = Index value at time (t)

D(t) = Divisor at time (t)

n = Number of stocks in the index

t = The time the index is calculated

Pi(t) = Price of stock (i) at time (t)

Si(t) = Number of assigned shares of stock (i) at time (t)

The initial index divisor is determined using the following equation:

where:

I(o) = Base index value at base date

Do = Initial divisor at base date

n = Number of stocks in the index

Pi(o) = Closing price of stock (i) at base date

Si(o) = Number of assigned shares of stock (i) at base date

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Assigned shares are the number of shares needed for each component such that the component conforms to the weighting distribution outlined in Chapter 3.5.

Changes to the index composition require divisor adjustments in order to retain index continuity before and after specific events (as outlined in Chapter 4 – Index Maintenance). Divisor changes are made according to the following formula:

where:

D(t+1) = Divisor after changes are made to the index

Pi(t+1) = Price of each stock after index changes

Si(t+1) = Number of assigned shares of each stock after index changes

D(t) = Divisor before changes are made to the index

Pi(t) = Price of each stock prior to index changes

Si(t) = Number of assigned shares of each stock prior to index changes

The total return index is calculated using the following basic equations:

Calculate the total dividend paid on a given day and convert this figure into points of the price index using the following formula:

where:

DVi(t) = Dividend paid of stock (i) at time (t)

Si(t) = Number of assigned shares of stock (i) at time (t)

t = The time the index is calculated

Convert Total Daily Dividend into index points by dividing “Total Daily Dividend” by the divisor for the price index using the following formula:

where:

D(t) = Price Index Divisor at time (t)

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Calculate the one day total return of the price index using the following formula:

where:

I(t) = Price Index level at time (t)

I(t-1) = Price Index level at time (t-1)

Use “Index Daily Total Return” calculated in the prior step to determine the current day total return index level using the following formula:

where:

Total Return Index(t) = Total Return Index level at time (t)

Total Return Index(t-1) = Total Return Index level at time (t-1)

3.5.	Initial Component Selection

The following steps are taken to select the initial components for the ISE ETF 50™ Index:

1.	Establish total population of exchange listed ETFs.

2.	Categorize and remove companies that do not meet the Component Eligibility Requirements of Chapter 3.2.

3.	The eligible components are then categorized as either:

i.	Equity

ii.	Non-Equity

4.	Each category’s components are then ranked by three criteria:

i.	Fees, in ascending order

ii.	Total return of the last 60 trading days, in descending order

iii.	Volatility of the last 60 trading days, in ascending order

5.	These three ranks are then summed to compute a final rank. Any ties are broken by the higher total return. The top ranking twenty five components in each of the Equity and Non-Equity categories are selected for the index.

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6.	Adjust each component’s weighting to an equal weight using the following equation:

where:

Wi = Weight of each component

n = The number of components

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Chapter 4. Index Maintenance

This chapter describes the circumstances that require index changes, as well as the details on performing those changes.

4.1.	Divisor Changes

Changes to the Index composition due to corporate actions or component eligibility changes will require Index Divisor adjustments, as follows:

Component change	Adjustment

Spinoff*	Subtract the following from the price of the parent company: Adjust the assigned shares such that component’s weighting is not changed as a result of the spinoff.

Special Cash Dividend	Subtract special dividend from share price

Rights Offering	Subtract the following from the price of the parent company: Adjust the assigned shares such that component’s weighting is not changed as a result of the rights offering.

Divisor changes are usually made on the date the corporate action becomes effective. For example, ISE ETF 50™ Index uses the ex-dividend date rather than the payment date to determine when making divisor adjustments.

*Special note on Spin-offs: If a company being spun off is only trading on a “when- issued” basis, the “when-issued” price will be used to adjust the parent company’s closing price.

4.2.	Details of Share Changes

Stock splits and reverse splits do not require Index Divisor adjustments because the corresponding change to the stock price equally offsets the number of assigned shares, therefore not affecting the component’s influence in the index.

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4.3.	Scheduled component changes and review

The ISE ETF 50™ Index has a quarterly review in March, June, September and December of each year. Component changes are made after the close on the third Friday of March, June, September and December, and become effective at the opening on the next trading day. Changes are announced on ISE’s publicly available website at least five trading days prior to the effective date.

1.	Develop pool of all eligible stocks using the requirements of Chapter 3.2.

2.	Rank and Select final components using the procedure outlined in Chapter 3.5.

3.	Adjust the assigned shares of the component stocks to achieve the weighting distribution outlined in Chapter 3.5.

4.4.	Unscheduled component changes

Component changes may occur between review periods if a specific corporate event makes an existing component ineligible. The following events may require a component’s replacement:

Event	Action

Delisting	A component company will be removed and replaced immediately after being delisted from its primary market.

Whenever possible, interim component changes are announced on ISE’s publicly available website five trading days prior to component changes becoming effective.

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4.5.	Unscheduled component weight adjustments

Unscheduled component weight adjustments may occur between review periods if any component accounts for more than 24% of the index weight. The market capitalization of any component representing more than 24% of the index weight will be adjusted such that its new weight is no more than 20%. Even though the weighting limit is 30% for a single component, all components accounting for over 24% of the index market value are adjusted to 20% to avoid future unscheduled rebalancing events.

Whenever possible, unscheduled component weight adjustments are announced on ISE’s publicly available website five trading days prior to the adjustments becoming effective.

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Chapter 5. Index Calculation and Dissemination

This chapter summarizes calculation and dissemination practices, quality assurance practices, and the circumstances requiring calculation corrections.

5.1.	Price Calculation

Price and total return indexes for the ISE ETF 50™ Index are calculated by Structured Solutions. The price index is calculated on a real-time basis. The ISE ETF 50™ Index is calculated using the last traded price for each component in the Index from the relevant exchanges and markets.

Index values are rounded to two decimal places and divisors are rounded to 14 decimal places.

5.2.	Calculation Frequency and Dissemination

The ISE ETF 50™ Index is calculated on a real-time basis beginning when the first traded price of any of the Index components is received by Structured Solutions. Price levels are delivered to ISE every 15 seconds and subsequently published to the Options Price Reporting Authority at that frequency. Price and total-return end of day Index values are posted on ISE’s publicly available website, www.ise.com.

If trading in a stock is suspended prior to the market opening, the stock’s adjusted closing price from the previous day will be used in the Index calculation until trading commences. If trading in a stock is suspended while the relevant market is open, the last traded price for that stock will be used for all subsequent Index calculations until trading resumes.

5.3.	Input Data

Structured Solutions uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data. While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors. Please refer to the Data Correction section for more detail.

The index closing price is calculated using the closing prices issued by the primary exchange for each component stock in the index. If the primary exchange changes the closing price of a component stock, the new price will be used to calculate the index closing price. A final check of closing prices is done between one hour and one and one half hours after the close of markets. This timeframe may be expanded at Structured Solutions’ discretion on days where trading volume is unusually large at the close. For example, futures and options expiration dates, and large index rebalancing dates often result in unusually large volume. Only changes received prior to this final check are used in the closing price calculation.

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5.4.	Data Correction

Incorrect index component data, corporate action data, or Index Divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Announcements will be made on ISE’s publicly available website prior to the change becoming effective.

Incorrect intraday index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

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Appendices

This section provides additional information related to the ISE ETF 50™ Index as well as changes to this document.

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Appendix A.   Appendix A. Document Change History

A history of significant changes to this document is shown in the table below.

Issue	Date	Change
0.1	April 29, 2013	First draft
1.0	May 6, 2013	First final release

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